Exhibit 99.1

July 29, 2016

Earnings Report

June 30, 2016

Dear Shareholders:

We are pleased to announce continued balance sheet growth for your company.  Total assets were $994.1 million as of June 30, 2016 compared to $853.0 million as of June 30, 2015, reflecting growth of 16.5%.  Year-to-date net income was $3.9 million for the period ending June 30, 2016 compared to $3.6 million for the period ending June 30, 2015, reflecting an increase of 7.8%.

The increase in total assets of $141.1 million from prior year reflects the merger with Madison Bank in July of 2015 as well as organic growth from our existing branches.  Components of the change include an increase in net loans of $105.9 million, an increase in investment securities of $29.2 million, and an increase in total deposits of $107.4 million.

The increase in year-to-date net income of $282 thousand from prior year was driven by an increase in net interest income after provision of $2.4 million, offset by an increase in other expenses of $2.0 million.  The rise in net interest income was due to increased loans and securities associated with the growth in those asset classes.  The rise in other expenses was primarily due to an increase in compensation expense associated with the increase in employees year-over-year.

Year-to-date diluted earnings per share was $1.31 for the period ending June 30, 2016 compared to $1.33 for the same period last year.  While net income was higher than prior year, the earnings per share was slightly lower due to more shares being outstanding this year compared to prior year.

Recently, we created a Regional Board in Madison County.  We are happy to announce the following as board members:  Keith Daniel, Mark Gentry, Chris Hornsby, Amanda Marcum, Debra Neal, and Marc Robbins.  As we partner with this Board, we are excited about the prospects for continued growth in Madison County.

We are pleased with the results of the first half of 2016 but recognize the banking industry continues to face challenges, including heightened competition and enhanced supervisory oversight.  The national and statewide economies continue to improve but the global economy remains uncertain and, most recently, created market and interest rate volatility as international influences impacted the U.S. stock and bond markets.  Banking regulators are becoming increasingly concerned about, among other things, growth, capital levels, and cyber security.  This cumulative environment exerts downward pressure on revenues and upward pressure on costs. In response to these challenges, we will be pursuing opportunities for profitable growth and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees.

Thank you for your continued support and we look forward to the remainder of the year.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	6/30/2016	12/31/2015	Change

Assets
Cash & Due From Banks	$15,459	$16,143	-4.2%
Interest Bearing Time Deposits	4,829	1,280	277.3
Securities	266,722	237,476	12.3
Trading Assets	5,704	5,400	5.6
Loans Held for Sale	1,485	1,719	-13.6
Loans	653,277	546,085	19.6
Reserve for Loan Losses	7,259	5,950	22.0
Net Loans	646,018	540,135	19.6
Federal Funds Sold	1,169	205	470.2
Other Assets	52,682	50,596	4.1
Total Assets	$994,068	$852,954	16.5%

Liabilities & Stockholders' Equity
Deposits
Demand	$205,693	$179,909	14.3%
Savings & Interest Checking	344,983	280,409	23.0
Certificates of Deposit	200,720	183,698	9.3
Total Deposits	751,396	644,016	16.7
Repurchase Agreements	26,057	13,690	90.3
Other Borrowed Funds	111,529	110,090	1.3
Other Liabilities	9,287	6,161	50.7
Total Liabilities	898,269	773,957	16.1
Stockholders' Equity	95,799	78,997	21.3
Total Liabilities & Stockholders' Equity	$994,068	$852,954	16.5%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Six Months Ending			Three Months Ending
			Percentage			Percentage
	6/30/2016	12/31/2015	Change	6/30/2016	12/31/2015	Change
Interest Income	$18,184	$15,566	16.8%	$9,086	$7,835	16.0%
Interest Expense	2,190	1,940	12.9	1,101	972	13.3
Net Interest Income	15,994	13,626	17.4	7,985	6,863	16.3
Loan Loss Provision	600	650	(7.7)	225	350	(35.7)
Net Interest Income After Provision	15,394	12,976	18.6	7,760	6,513	19.1
Other Income	6,033	5,892	2.4	3,286	3,622	(9.3)
Other Expenses	16,936	14,925	13.5	8,608	7,708	11.7
Income Before Taxes	4,491	3,943	13.9	2,438	2,427	0.5
Income Taxes	572	306	86.9	356	305	16.7
Net Income	$3,919	$3,637	7.8%	$2,082	$2,122	(1.9)%
Net Change in Unrealized Gain (Loss) on Securities	4,043	(1,223)	(430.6)	1,656	(2,160)	(176.7)
Comprehensive Income (Loss)	$7,962	$2,414	229.8%	$3,738	$(38)	(9936.8)%

Selected Ratios
Return on Average Assets	0.79%	0.84%		0.83%	0.99%
Return on Average Equity	8.49	9.14		8.91	10.64

Earnings Per Share	$1.31	$1.33		$0.70	$0.77
Earnings Per Share - assuming dilution	1.31	1.33		0.70	0.77
Cash Dividends Per Share	0.54	0.52		0.27	0.26
Book Value Per Share	32.00	28.98

Market Price	High	Low	Close
Second Quarter '16	$28.00	$26.41	$27.00
First Quarter '16	29.65	26.01	26.80